Exhibit 107

Calculation of Filing Fee Tables

Form S-8

(Form Type)

Fluent, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule (1)	Amount Registered (2)	Proposed Maximum Offering Price Per Share	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Stock, par value $0.0005 per share	Other	15,422,523 (3)	$1.215 (1)	$18,738,366	$0.0000927	$1,738
Total Offering Amounts					$18,738,366		$1,738
Total Fee Offsets (4)							$283
Net Fee Due							$1,455

Table 2: Fee Offset Claims and Sources

	Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Fee Offset Claimed	Security Type Associated with Fee Offset Claimed	Security Title Associated with Fee Offset Claimed	Unsold Securities Associated with Fee Offset Claimed	Unsold Aggregate Offering Amount Associated with Fee Offset Claimed	Fee Paid with Fee Offset Source
Rule 457(p)
Fee Offset Claims	Fluent, Inc.	S-8	333-226170 (3)	July 13, 2018	$283	Equity	Common Stock, par value $0.0005 per share	909,251	$2,273,128

Fee Offset Sources	Fluent, Inc.	S-8	333-226170	July 13, 2018						$2,342

(1)

Estimated solely for purposes of calculating the registration fee pursuant to Rules 457(c) and 457(h) of the Securities Act of 1933, as amended (the “Securities Act”), by averaging the high and low sales prices of Fluent, Inc.’s (the “Registrant’s”) common stock, par value $0.0005 per share (“Common Stock”), as reported on The Nasdaq Global Market on August 5, 2022, which date is within five business days prior to the filing of this Registration Statement.

(2)

Pursuant to Rule 416(a) of the Securities Act, this Registration Statement shall also cover any additional shares of Common Stock of the Registrant that become issuable under the Registrant’s 2022 Omnibus Equity Incentive Plan (the “2022 Plan”) by reason of any stock dividend, stock split, recapitalization or other similar transaction that increases the number of outstanding shares of Common Stock. In addition, pursuant to Rule 416(c) under the Securities Act, this Registration Statement shall also cover an indeterminate amount of interests to be offered or sold pursuant to the employee benefit plan described herein.

(3)

Includes (i) 10,000,000 shares of Common Stock issuable under the 2022 Plan, (ii) 909,251 shares (the “Carried-Over Shares”) of Common Stock reserved, but unissued under the Fluent, Inc. 2018 Stock Incentive Plan (the “Prior Plan”) that are now issuable under the 2022 Plan, (iii) 4,180,321 shares of Common Stock underlying outstanding awards granted under the Prior Plan, which if cancelled, forfeited or terminated for any reason prior to exercise, delivery or becoming vested in full, would otherwise have been returned to the share reserve under the Prior Plan, but which instead will now be available for future grant under the 2022 Plan; and (v) 332,951 shares of Common Stock that were reserved for future issuance under the Prior Plan as a result of forfeited awards that are now issuable under the 2022 Plan. No further grants will be made under the Prior Plan.

(4)

Represents 909,251 Carried-Over Shares that were registered pursuant to the Registration Statement on Form S-8 (No. 333-226170) filed by the Registrant on July 13, 2018 under the Prior Plan. Pursuant to Rule 457(p) under the Securities Act, a portion of the registration fee is offset by the registration fees previously paid with respect to such Registration Statement and the Registrant has terminated or completed any offering that included the unsold securities associated with the claimed offset under such Registration Statement.